Exhibit 1.02

CDC Games to Expand Development Partner Program with
up to $100 Million in Funding

Expansion Includes Creation of New Subsidiary to be Called CDC Games Studio, Focused on the
Development of Online Games for Distribution in China and Around the Globe

Beijing, March 5 2007 — CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA) and pioneer of the “free-to-play, pay-for-merchandise” model for online games in China, today announced plans for its accelerated expansion into the development of online games through the establishment of a subsidiary to be named CDC Games Studio.

CDC Games Studio expands the scope of the Online Games Developer Partner Program announced in August of 2006. The original partner program was funded by up to $20 million and focused on investments in strategic games development partners to accelerate the development of new and original online games for the China market. CDC Games Studio will continue to place strategic investments with selected game developers and also support emerging game developers with the resources they need to rapidly develop innovative new games. The geographic scope of CDC Games Studio will also expand beyond China to include the development of games for additional targeted geographies. The original $20 million investment ear-marked for the partner program will be increased to a total of up to $100 million to support the broader scope of CDC Games Studio.

“We’ve established CDC Games as a leading publisher of online games in China and our goal is to leverage that foundation to become a leading, global developer of online games,” said Xiaowei Chen, Ph.D., CEO of CDC Games. “Establishing CDC Games Studio is an important, foundational piece of this strategy as we grow beyond games distribution, into development. By expanding our Games Developer Program into CDC Games Studio, we’ll position CDC Games as a leader in distribution and development of world class online games in China, as well as for global export.

CDC Games Studio seeks to attract talented games development companies around the world, including those in Korea, the United States, Europe and China, which may already have operations in China or are seeking to relocate or expand into China to take advantage of the broad market demand for new games, abundance of available talent in China for games development, and local tax incentives available to companies developing games for domestic distribution as well as for export. Resources which CDC Games Studio could offer such companies include: office space, development and technology resources such as site licenses with game related technology companies, partnerships with hardware and platform partners, as well as direct capital support. The expanded investment in CDC Games Studio will be used to fund the creation of new online games, as well as the acquisition of rights to develop world-class games titles in China, with the goal of publishing and distributing them on a global scale. Targeted areas of interest include educational games, games based on historical events, games based on scientific and problem-solving scenarios, as well as games based on popular entertainment and comic titles.

The original Games Developer Program included the participation of Gorilla Banana, a leading games developer in Korea. The launch of CDC Games Studio includes an additional development partner, Possibility Space, a developer of free-to-play online games founded by industry game veterans Gage Galinger and Feng Zhu. Gage is a games programmer who has been credited on Blizzard’s Starcraft and Ensemble Studio’s Age of Mythology, and Feng Zhu, a well-known creative art director for both the game and Hollywood feature film industry, including positions at Lucas Films, Electronic Arts and Liquid Entertainment. Zhu also was lead art director for the movie, Star Wars: Episode III. CDC Games Studio also is in final stages of negotiations to invest in other world class games development companies.

“We are very happy to be among the leading developers selected for the CDC Games Studio,” said Gage Galinger, CEO of Possibility Space. We have a distinct vision for our games and for how online game play will evolve. With the support of the CDC Games Studio, we are able to accelerate our development and ensure delivery of high quality games ready for the demands of broad scale distribution. This is a great opportunity for us and we look forward to a productive venture with CDC Games.”

“The online games development industry in China is still in its early stages, with many emerging start-ups,” said John Lee, president of CDC Games. “Through CDC Games Studio, we have an excellent opportunity to establish CDC Games as the partner of choice for global companies seeking investment to accelerate development or seeking to set up their in-house development operations in China.”

Lee added, “Through the breadth of the CDC family of companies, we have a competitive advantage in leveraging the creative talent in CDC Games, our established government relationships, a global network of partners, and the enterprise software development expertise of our sister company, CDC Software. In fact, many of CDC Software’s proven methodologies, tools and other resources are directly applicable in the development of games platforms and infrastructures As a result, much like we pioneered the ‘free-to-play, pay-for-merchandise’ distribution model in China, we intend to pioneer a new era in China games development through CDC Games Studio.”

CDC Games is in the final stages of negotiation with additional games developers and expects to announce their participation shortly in the CDC Games Studio.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Games
CDC Games is one of the market leaders of online and mobile games in China with over 45 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang, which has received the “Top 10 Most Popular Games” award from the China Game Industry Annual Conference (CGIAC) for two consecutive years, in 2005 and 2006. Stone Age 2, from CDC Games, also received the award for “Most Anticipated Game of 2007” from CGIAC. In March 2007, the company announced the formation of CDC Games Studio, funded by up to $100 million, to establish strategic relationships with selected games development partners to accelerate the development of new, original online games for China and other targeted global geographies.=

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the amount ultimately invested into the CDC Games Studio, the ability to attract talented games companies to the CDC Games Studio, the resources which CDC Games Studio will be able to offer to such developers, the ability to publish and distribute any games developed through the CDC Games Studio, the growth and development of the online games marketing China, and the ability to utilize the experience of sister companies in the CDC family of companies to further the development of CDC Games Studio. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the future growth of the online games industry in the China market, the market success of any titles developed through the CDC Games Studio, the possibility of development delays, and development of competing products and technology. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

For further information, please contact:

Public Relations

Scot McLeod
CDC Corporation
678-259-8625
Email: scotmcleod@cdcsoftware.com

Investor Relations

Monish Bahl
CDC Corporation
678-259-8510
Email: Monish.bahl@cdcsoftware.com